EXHIBIT 23.2

[LETTERHEAD OF DELOITTE]

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 24, 2012, relating to the consolidated financial statements and the related consolidated financial statement schedules, and the effectiveness of internal control over financial reporting of Northeast Utilities and subsidiaries appearing in the Annual Report on Form 10-K of Northeast Utilities and subsidiaries for the year ended December 31, 2011.

/S/ DELOITTE & TOUCHE LLP

Hartford, Connecticut

May 7, 2012